                                                                  Exhibit 4(iii)
================================================================================





                            VALMONT INDUSTRIES, INC.



                             PRIVATE SHELF AGREEMENT












                                  $100,000,000


                             Private Shelf Facility










                         Dated as of September 10, 1999





================================================================================

                                TABLE OF CONTENTS
                             (not part of agreement)



                                                                                       PAGE
                                                                                       ----
1.     AUTHORIZATION OF ISSUE OF NOTES....................................................1
       1A.             Intentionally Omitted..............................................1
       1B.             Authorization of Issue of Shelf Notes..............................1

2.     PURCHASE AND SALE OF NOTES.........................................................2
       2A.             Intentionally Omitted..............................................2
       2B.             Purchase and Sale of Shelf Notes...................................2
       2B(1).          Facility...........................................................2
       2B(2).          Issuance Period....................................................2
       2B(3).          Request for Purchase...............................................2
       2B(4).          Rate Quotes........................................................3
       2B(5).          Acceptance.........................................................3
       2B(6)           Market Disruption .................................................4
       2B(7).          Facility Closings..................................................4
       2B(8).          Fees...............................................................4
       2B(8)(i).       Structuring Fee....................................................5
       2B(8)(ii).      Issuance Fee.......................................................5
       2B(8)(iii).     Delayed Delivery Fee...............................................5
       2B(8)(iv).      Cancellation Fee...................................................5

3.     CONDITIONS OF CLOSING..............................................................6
       3A.             Certain Documents..................................................6
       3B.             Opinion of Purchaser's Special Counsel.............................7
       3C.             Representations and Warranties; No Default.........................7
       3D.             Purchase Permitted by Applicable Laws..............................7
       3E.             Payment of Fees....................................................8

4.     PREPAYMENTS........................................................................8
       4A.             Intentionally Omitted..............................................8
       4B.             Required Prepayments of Shelf Notes................................8
       4C.             Optional Prepayment With Yield-Maintenance Amount..................8
       4D.             Notice of Optional Prepayment......................................8
       4E.             Application of Prepayments.........................................8
       4F.             No Acquisition of Notes............................................9

5.     AFFIRMATIVE COVENANTS..............................................................9
       5A.             Financial Statements; Notice of Defaults...........................9
       5B.             Information Required by Rule 144A.................................10
       5C.             Inspection of Property............................................10
       5D.             Covenant to Secure Notes Equally..................................11
       5E.             Compliance with Laws..............................................11
       5F.             Maintenance of Insurance..........................................11

6.     NEGATIVE COVENANTS................................................................11



                                                                                       PAGE
                                                                                       ----
       6A(1).          Coverage Ratio....................................................11
       6A(2).          Leverage Ratio....................................................11
       6A(3).          Total Debt Ratio..................................................11
       6B.             Minimum Consolidated Net Worth....................................11
       6C.             Lien, Debt and Other Restrictions.................................12
       6C(1).          Liens.............................................................12
       6C(2).          Debt..............................................................12
       6C(3).          Intentionally Omitted.............................................12
       6C(4).          Merger and Consolidation .........................................12
       6C(5).          Transfer of Assets................................................13
       6C(6).          Sale or Discount of Receivables...................................14
       6C(7).          Related Party Transactions........................................14

7.     EVENTS OF DEFAULT.................................................................14
       7A.             Acceleration......................................................14
       7B.             Rescission of Acceleration........................................16
       7C.             Notice of Acceleration or Rescission..............................17
       7D.             Other Remedies....................................................17

8.     REPRESENTATIONS, COVENANTS AND WARRANTIES.........................................17
       8A.             Organization; Subsidiary Preferred Stock..........................17
       8B.             Financial Statements..............................................17
       8C.             Actions Pending...................................................18
       8D.             Outstanding Debt..................................................18
       8E.             Title to Properties...............................................18
       8F.             Taxes.............................................................19
       8G.             Conflicting Agreements and Other Matters..........................19
       8H.             Offering of Notes.................................................19
       8I.             Use of Proceeds...................................................19
       8J.             ERISA.............................................................20
       8K.             Governmental Consent..............................................20
       8L.             Environmental Compliance..........................................20
       8M.             Regulatory Status.................................................20
       8N.             Section 144A......................................................21
       8O.             Absence of Financing Statements, etc..............................21
       8P.             Disclosure........................................................21
       8Q.             Year 2000.........................................................21
       8R.             Hostile Tender Offers.............................................21

9.     REPRESENTATIONS OF THE PURCHASERS.................................................21
       9A.             Nature of Purchase................................................21
       9B.             Source of Funds...................................................22



                                                                                       PAGE
                                                                                       ----
10.    DEFINITIONS; ACCOUNTING MATTERS...................................................22
       10A.            Yield-Maintenance Terms...........................................22
       10B.            Other Terms.......................................................23
       10C.            Accounting Principles, Terms and Determinations...................31

11.    MISCELLANEOUS.....................................................................32
       11A.            Note Payments.....................................................32
       11B.            Expenses..........................................................32
       11C.            Consent to Amendments.............................................32
       11D.            Form, Registration, Transfer and Exchange of Notes; Lost Notes....33
       11E.            Persons Deemed Owners; Participations.............................34
       11F.            Survival of Representations and Warranties; Entire Agreement......34
       11G.            Successors and Assigns............................................34
       11H.            Independence of Covenants.........................................34
       11I.            Notices...........................................................35
       11J.            Payments Due on Non-Business Days.................................35
       11K.            Severability......................................................35
       11L.            Descriptive Headings..............................................35
       11M.            Satisfaction Requirement..........................................36
       11N.            Governing Law.....................................................36
       11O.            Severalty of Obligations..........................................36
       11P.            Counterparts......................................................36
       11Q.            Confidentiality Provisions........................................36
       11R.            Transfer Restrictions.............................................37
       11S.            Binding Agreement.................................................37
       11T.            Amendment of Existing Agreement...................................38


                             EXHIBITS AND SCHEDULES
                             ---------------------

Purchaser Schedule
Information Schedule
Exhibits A1-A2           --Forms of Shelf Notes
Exhibit B                --Form of Request for Purchase
Exhibit C                --Form of Confirmation of Acceptance
Exhibit D                --Form of Opinion of Company Counsel
Schedule 6B(1)           --List of Existing Liens
Schedule 8G              --Agreements Restricting Debt


                            VALMONT INDUSTRIES, INC.
                               6000 VALMONT PLAZA
                              OMAHA, NEBRASKA 68154


                                                        As of September 10, 1999


The Prudential Insurance Company
 of America ("PRUDENTIAL")
Each Prudential Affiliate (as hereinafter defined) which becomes bound by certain provisions of this Agreement as hereinafter provided (together with Prudential, the "PURCHASERS")

c/o Prudential Capital Group
Two Prudential Plaza
Suite 5600
Chicago, Illinois  60601

Ladies and Gentlemen:

     The undersigned, Valmont Industries, Inc., a Delaware corporation (herein called the "COMPANY"), hereby agrees with you as set forth below. Reference is made to paragraph 10 hereof for definitions of capitalized terms used herein and not otherwise defined herein.

           1.       AUTHORIZATION OF ISSUE OF NOTES.

          1A.       INTENTIONALLY OMITTED

          1B.       AUTHORIZATION OF ISSUE OF SHELF NOTES. The Company will
authorize the issue of its senior promissory notes (the "SHELF NOTES") in the aggregate principal amount of $100,000,000, to be dated the date of issue thereof, to mature, in the case of each Shelf Note so issued, no more than 15 years after the date of original issuance thereof, to have an average life, in the case of each Shelf Note so issued, of no more than 12 years after the date of original issuance thereof, to bear interest on the unpaid balance thereof from the date thereof at the rate per annum, and to have such other particular terms, as shall be set forth, in the case of each Shelf Note so issued, in the Confirmation of Acceptance with respect to such Shelf Note delivered pursuant to paragraph 2B(5), and to be substantially in the form of EXHIBIT A attached hereto. The terms "SHELF NOTE" and "SHELF NOTES" as used herein shall include each Shelf Note delivered pursuant to any provision of this Agreement and each Shelf Note delivered in substitution or exchange for any such Shelf Note pursuant to any such provision. The terms "NOTE" and "NOTES" as used herein shall include each Shelf Note delivered pursuant to any provision of this Agreement and each Note delivered in substitution or exchange for any such Note pursuant to any such provision. Notes which have (i) the same final maturity, (ii) the same principal prepayment dates, (iii) the same principal prepayment amounts (as a percentage of the original principal amount of each Note), (iv) the same interest rate, (v) the same interest payment periods and (vi) the same date of issuance (which, in the case of a Note issued in exchange for another Note, shall be deemed for these purposes the date on which such Note's ultimate predecessor Note was issued), are herein called a "SERIES" of Notes.

           2.       PURCHASE AND SALE OF NOTES.

          2A.       INTENTIONALLY OMITTED.

          2B.       PURCHASE AND SALE OF SHELF NOTES.

          2B(1).    FACILITY. Prudential is willing to consider, in its sole
discretion and within limits which may be authorized for purchase by Prudential from time to time, the purchase of Shelf Notes pursuant to this Agreement. The willingness of Prudential to consider such purchase of Shelf Notes is herein called the "FACILITY". At any time, the aggregate principal amount of Shelf Notes stated in paragraph 1B, MINUS the aggregate principal amount of Shelf Notes purchased and sold pursuant to this Agreement prior to such time, MINUS the aggregate principal amount of Accepted Notes (as hereinafter defined) which have not yet been purchased and sold hereunder prior to such time, MINUS any additional aggregate principal amount outstanding owing by the Company to Prudential, is herein called the "AVAILABLE FACILITY AMOUNT" at such time. NOTWITHSTANDING THE WILLINGNESS OF PRUDENTIAL TO CONSIDER PURCHASES OF SHELF NOTES, THIS AGREEMENT IS ENTERED INTO ON THE EXPRESS UNDERSTANDING THAT NEITHER PRUDENTIAL NOR ANY PRUDENTIAL AFFILIATE SHALL BE OBLIGATED TO MAKE OR ACCEPT OFFERS TO PURCHASE SHELF NOTES, OR TO QUOTE RATES, SPREADS OR OTHER TERMS WITH RESPECT TO SPECIFIC PURCHASES OF SHELF NOTES, AND THE FACILITY SHALL IN NO WAY BE CONSTRUED AS A COMMITMENT BY PRUDENTIAL OR ANY PRUDENTIAL AFFILIATE.

          2B(2).    ISSUANCE PERIOD. Shelf Notes may be issued and sold pursuant to this Agreement until the earlier of (i) the third anniversary of the date of this Agreement (or if such anniversary date is not a Business Day, the Business Day next preceding such anniversary) and (ii) the thirtieth day after Prudential shall have given to the Company, or the Company shall have given to Prudential, a written notice stating that it elects to terminate the issuance and sale of Shelf Notes pursuant to this Agreement (or if such thirtieth day is not a Business Day, the Business Day next preceding such thirtieth day). The period during which Shelf Notes may be issued and sold pursuant to this Agreement is herein called the "ISSUANCE PERIOD".

          2B(3).    REQUEST FOR PURCHASE. The Company may from time to time
during the Issuance Period make requests for purchases of Shelf Notes (each such request being herein called a "REQUEST FOR PURCHASE"). Each Request for Purchase shall be made to Prudential by telecopier or overnight delivery service, and shall (i) specify the aggregate principal amount of Shelf Notes covered thereby, which shall not be less than $5,000,000 and not be greater than the Available Facility Amount at the time such Request for Purchase is made, (ii) specify the principal amounts, final maturities, principal prepayment dates and amounts and interest payment periods (quarterly or semi-annual in arrears) of the Shelf Notes covered thereby, (iii) certify that the proceeds of such Shelf Notes shall be used for general corporate purposes permitted by this Agreement, (iv) specify the proposed day for the closing of the purchase and sale of such Shelf Notes, which shall be a Business Day during the Issuance Period not less than 10 days and not more than 25 days after the making of such Request for Purchase, (v) certify that the representations and warranties contained in paragraph 8 are true on and as of the date of such Request for Purchase and that there exists on the date of such Request for Purchase no Event of Default or Default, (vi) specify whether the fee to be due pursuant to paragraph 2B(8)(ii) should be included in the rate quotes Prudential may provide pursuant to paragraph 2B(4) or will be paid separately by the Company on the Closing Day for such purchase and sale, and (vii) be substantially in the form of EXHIBIT B attached hereto. Each Request for Purchase shall be in writing and shall be deemed made when received by Prudential.

          2B(4).    RATE QUOTES. Not later than five Business Days after the
Company shall have given Prudential a Request for Purchase pursuant to paragraph 2B(3), Prudential may, but shall be under no obligation to, provide to the Company by telephone or telecopier, in each case between 9:30 A.M. and 1:30 P.M. New York City local time (or such later time as Prudential may elect) interest rate quotes for the several principal amounts, maturities, principal prepayment schedules, and interest payment periods of Shelf Notes specified in such Request for Purchase. Each quote shall represent the interest rate per annum payable on the outstanding principal balance of such Shelf Notes at which Prudential or a Prudential Affiliate would be willing to purchase such Shelf Notes at 100% of the principal amount thereof.

          2B(5).    ACCEPTANCE. Within the Acceptance Window, the Company may,
subject to paragraph 2B(6), elect to accept such interest rate quotes as to not less than $5,000,000 aggregate principal amount of the Shelf Notes specified in the related Request for Purchase. Such election shall be made by an Authorized Officer of the Company notifying Prudential by telephone or telecopier within the Acceptance Window that the Company elects to accept such interest rate quotes, specifying the Shelf Notes (each such Shelf Note being herein called an "ACCEPTED NOTE") as to which such acceptance (herein called an "ACCEPTANCE") relates. The day the Company notifies Prudential of an Acceptance with respect to any Accepted Notes is herein called the "ACCEPTANCE DAY" for such Accepted Notes. Any interest rate quotes as to which Prudential does not receive an Acceptance within the Acceptance Window shall expire, and no purchase or sale of Shelf Notes hereunder shall be made based on such expired interest rate quotes. Subject to paragraph 2B(6) and the other terms and conditions hereof, the Company agrees to sell to Prudential or a Prudential Affiliate, and Prudential agrees to purchase, or to cause the purchase by a Prudential

Affiliate of, the Accepted Notes at 100% of the principal amount of such Notes. As soon as practicable following the Acceptance Day, the Company, Prudential and each Prudential Affiliate which is to purchase any such Accepted Notes will execute a confirmation of such Acceptance substantially in the form of EXHIBIT C attached hereto (herein called a "CONFIRMATION OF ACCEPTANCE"). If the Company should fail to execute and return to Prudential within three Business Days following receipt thereof a Confirmation of Acceptance with respect to any Accepted Notes, Prudential may at its election at any time prior to its receipt thereof cancel the closing with respect to such Accepted Notes by so notifying the Company in writing.

          2B(6).    MARKET DISRUPTION. Notwithstanding the provisions of
paragraph 2B(5), if Prudential shall have provided interest rate quotes pursuant to paragraph 2B(4) and thereafter prior to the time an Acceptance with respect to such quotes shall have been notified to Prudential in accordance with paragraph 2B(5) the domestic market for U.S. Treasury securities or derivatives shall have closed or there shall have occurred a general suspension, material limitation, or significant disruption of trading in securities generally on the New York Stock Exchange or in the domestic market for U.S. Treasury securities or derivatives, then such interest rate quotes shall expire, and no purchase or sale of Shelf Notes hereunder shall be made based on such expired interest rate quotes. If the Company thereafter notifies Prudential of the Acceptance of any such interest rate quotes, such Acceptance shall be ineffective for all purposes of this Agreement, and Prudential shall promptly notify the Company that the provisions of this paragraph 2B(6) are applicable with respect to such Acceptance.

          2B(7).    FACILITY CLOSINGS. Not later than 11:30 A.M. (New York City local time) on the Closing Day for any Accepted Notes, the Company will deliver to each Purchaser listed in the Confirmation of Acceptance relating thereto at the offices of the Prudential Capital Group, Two Prudential Plaza, Suite 5600, Chicago, Illinois 60601, Attention: Law Department, the Accepted Notes to be purchased by such Purchaser in the form of one or more Notes in authorized denominations as such Purchaser may request for each Series of Accepted Notes to be purchased on the Closing Day, dated the Closing Day and registered in such Purchaser's name (or in the name of its nominee), against payment of the purchase price thereof by transfer of immediately available funds for credit to the Company's account specified in the Request for Purchase of such Notes. If the Company fails to tender to any Purchaser the Accepted Notes to be purchased by such Purchaser on the scheduled Closing Day for such Accepted Notes as provided above in this paragraph 2B(7), or any of the conditions specified in paragraph 3 shall not have been fulfilled by the time required on such scheduled Closing Day, the Company shall, prior to 1:00 P.M., New York City local time, on such scheduled Closing Day notify Prudential (which notification shall be deemed received by each Purchaser) in writing whether (i) such closing is to be rescheduled (such rescheduled date to be a Business Day during the Issuance Period not less than one Business Day and not more than 10 Business Days after such scheduled Closing Day (the "RESCHEDULED CLOSING DAY")) and certify to Prudential (which certification shall be for the benefit of each Purchaser) that the Company reasonably believes that it will be able to comply with the conditions set forth in paragraph 3 on such Rescheduled Closing Day and that the Company will pay the Delayed Delivery Fee in accordance with paragraph 2B(8)(iii) or (ii) such closing is to be canceled. In the event that the Company shall fail to give such notice referred to in the preceding sentence, Prudential (on behalf of each Purchaser) may at its election, at any time after 1:00 P.M., New York City local time, on such scheduled Closing Day, notify the Company in writing that such closing is to be canceled. Notwithstanding anything to the contrary appearing in this Agreement, the Company may not elect to reschedule a closing with respect to any given Accepted Notes on more than one occasion, unless Prudential shall have otherwise consented in writing

          2B(8).    FEES.

          2B(8)(i). STRUCTURING FEE. At the time of the execution and delivery of this Agreement by the Company and Prudential, the Company will pay to Prudential in immediately available funds a fee (herein called the "STRUCTURING FEE") in the amount of $50,000.

          2B(8)(ii).ISSUANCE FEE. The Company will pay to Prudential in immediately available funds a fee (herein called the "ISSUANCE FEE") on each Closing Day in an amount equal to 0.10% of the aggregate principal amount of Notes sold on such Closing Day, unless the Company shall have requested pursuant to the applicable Request for Purchase that such fee be included in the rate quotes Prudential may provide pursuant to paragraph 2B(4).

          2B(8)(iii).DELAYED DELIVERY FEE. If the closing of the purchase and sale of any Accepted Note is delayed for any reason beyond the original Closing Day for such Accepted Note, the Company will pay to Prudential (a) on the Cancellation Date or actual closing date of such purchase and sale and (b) if earlier, the next Business Day following 90 days after the Acceptance Day for such Accepted Note and on each Business Day following 90 days after the prior payment hereunder, a fee (herein called the "DELAYED DELIVERY FEE") calculated as follows:

                           (BEY - MMY) X DTS/360 X PA

where "BEY" means Bond Equivalent Yield, I.E., the bond equivalent yield per annum of such Accepted Note; "MMY" means Money Market Yield, I.E., the yield per annum on a commercial paper investment of the highest quality selected by Prudential on the date Prudential receives notice of the delay in the closing for such Accepted Note having a maturity date or dates the same as, or closest to, the Rescheduled Closing Day or Rescheduled Closing Days (a new alternative investment being selected by Prudential each time such closing is delayed); "DTS" means Days to Settlement, I.E., the number of actual days elapsed from and including the original Closing Day with respect to such Accepted Note (in the case of the first such payment with respect to such Accepted Note) or from and including the date of the next preceding payment (in the case of any subsequent delayed delivery fee payment with respect to such Accepted Note) to but excluding the date of such payment; and "PA" means Principal Amount, I.E., the principal amount of the Accepted Note for which such calculation is being made. In no case shall the Delayed Delivery Fee be less than zero. Nothing contained herein shall obligate any Purchaser to purchase any Accepted Note on any day other than the Closing Day for such Accepted Note, as the same may be rescheduled from time to time in compliance with paragraph 2B(7).

          2B(8)(iv).CANCELLATION FEE. If the Company at any time notifies Prudential in writing that the Company is canceling the closing of the purchase and sale of any Accepted Note, or if Prudential notifies the Company in writing under the circumstances set forth in the last sentence of paragraph 2B(5) or the penultimate sentence of paragraph 2B(7) that the closing of the purchase and sale of such Accepted Note is to be canceled, or if the closing of the purchase and sale of such Accepted Note is not consummated on or prior to the last day of the Issuance Period (the date of any such notification, or the last day of the Issuance Period, as the case may be, being herein called the "CANCELLATION DATE"), the Company will pay to Prudential in immediately available funds an amount (the "CANCELLATION FEE") calculated as follows:

                                     PI X PA

where "PI" means Price Increase, I.E., the quotient (expressed in decimals) obtained by dividing (a) the excess of the ask price (as determined by Prudential) of the Hedge Treasury Note(s) on the Cancellation Date over the bid price (as determined by Prudential) of the Hedge Treasury Notes(s) on the Acceptance Day for such Accepted Note by (b) such bid price; and "PA" has the meaning ascribed to it in paragraph 2B(8)(iii). The foregoing bid and ask prices shall be as reported by Telerate Systems, Inc. (or, if such data for any reason ceases to be available through Telerate Systems, Inc., any publicly available source of similar market data). Each price shall be based on a U.S. Treasury security having a par value of $100.00 and shall be rounded to the second decimal place. In no case shall the Cancellation Fee be less than zero.

          3. CONDITIONS OF CLOSING. The obligation of any Purchaser to purchase and pay for any Notes is subject to the satisfaction, on or before the Closing Day for such Notes, of the following conditions:

          3A.       CERTAIN  DOCUMENTS.  Such Purchaser  shall have received the following, each dated the date of the applicable Closing Day:

                    (i)   The Note(s) to be purchased by such Purchaser;

                    (ii)  A favorable opinion of McGrath, North, Mullin &
          Kratz, special counsel to the Company (or such other counsel designated by the Company and acceptable to the Purchaser(s)) satisfactory to such Purchaser and substantially in the form of EXHIBIT D attached hereto and as to such other matters as such Purchaser may reasonably request. The Company hereby directs each such counsel to deliver such opinion, agrees that the issuance and sale of any Notes will constitute a reconfirmation of such direction, and understands and agrees that each Purchaser receiving such an opinion will and is hereby authorized to rely on such opinion;

                    (iii) a Secretary's Certificate signed by the Secretary or an Assistant Secretary and one other officer of the Company certifying, among other things, (A) as to the names, titles and true signatures of the officers of the Company authorized to sign this Agreement, the Notes and the other documents to be delivered in connection with this Agreement, (B) that attached as Exhibit A thereto is a true, accurate and complete copy of the Certificate of Incorporation of the Company, certified by the Secretary of State of Delaware as of a date not more than ten Business Days from the Closing Day, (C) that attached as Exhibit B thereto is a true, accurate and complete copy of the Company's Bylaws which were duly adopted and are presently in effect and have been in effect immediately prior to and at all times since the adoption of the resolutions referred to in clause (D) below,
          (D) that attached as Exhibit C thereto is a true, accurate and complete copy of the resolutions of the Company's Board of Directors (authorizing the issuance and sale of the Notes and the execution, delivery and performance of this Agreement) duly adopted by written action or at a meeting of the Company's Board of Directors, and such resolutions have not been rescinded, amended or modified and (E) that attached as Exhibit D thereto is a good standing certificate for the Company from the Secretary of State of Delaware;

                    (iv) an Officer's Certificate pursuant to paragraph 3C hereof;

                    (v) with respect to the first Closing Day only, certified copies of Requests for Information or Copies (Form UCC-11) or equivalent reports listing all effective financing statements which name the Company or any Subsidiary (under its present name and previous names used in the last seven years) as debtor and which are filed in the office of the Secretary of State of Delaware together with copies of such financing statements;

                    (vi) with respect to the first Closing Day only, a duly completed response to the Year 2000 Due Diligence Questionnaire supplied by the Securities Valuation Office of the National Association of Insurance Commissioners; and

                           (vii) additional documents or certificates with respect to legal matters or corporate or other proceedings related to the transactions contemplated hereby as may be reasonably requested by such Purchaser.

          3B. OPINION OF PURCHASER'S SPECIAL COUNSEL. Such Purchaser shall have received from Marianne Grabowski, Assistant General Counsel of Prudential or such other counsel who is acting as special counsel for it in connection with this transaction, a favorable opinion satisfactory to such Purchaser as to such matters incident to the matters herein contemplated as it may reasonably request.

          3C.       REPRESENTATIONS AND WARRANTIES; NO DEFAULT. The
representations and warranties contained in paragraph 8 shall be true on and as of such Closing Day, except to the extent of changes caused by the transactions herein contemplated; there shall exist on such Closing Day no Event of Default or Default; and the Company shall have delivered to such Purchaser an Officer's Certificate, dated such Closing Day, to both such effects.

          3D.       PURCHASE PERMITTED BY APPLICABLE LAWS. The purchase of and payment for the Notes to be purchased by such Purchaser on the terms and conditions herein provided (including the use of the proceeds of such Notes by the Company) shall not violate any applicable law or governmental regulation (including, without limitation, Section 5 of the Securities Act or Regulation U, T or X of the Board of Governors of the Federal Reserve System) and shall not subject such Purchaser to any tax, penalty, liability or other onerous condition under or pursuant to any applicable law or governmental regulation, and such Purchaser shall have received such certificates or other evidence as it may request to establish compliance with this condition.

          3E.       PAYMENT OF FEES. The Company shall have paid to Prudential any fees due it pursuant to or in connection with this Agreement, including any Structuring Fee due pursuant to paragraph 2B(8)(i), any Issuance Fee due pursuant to paragraph 2B(8)(ii) and any Delayed Delivery Fee due pursuant to paragraph 2B(8)(iii).

          4. PREPAYMENTS. Any Shelf Notes shall be subject to required prepayment as and to the extent provided in paragraphs 4A and 4B, respectively. Any Shelf Notes shall also be subject to prepayment under the circumstances set forth in paragraph 4C. Any prepayment made by the Company pursuant to any other provision of this paragraph 4 shall not reduce or otherwise affect its obligation to make any required prepayment as specified in paragraph 4A or 4B.

          4A.       INTENTIONALLY OMITTED.

          4B.       REQUIRED PREPAYMENTS OF SHELF NOTES. Each Series of Shelf
Notes shall be subject to required prepayments, if any, set forth in the Notes of such Series.

          4C.       OPTIONAL PREPAYMENT WITH YIELD-MAINTENANCE AMOUNT. The Notes
of each Series shall be subject to prepayment, in whole at any time or from time to time in part (in integral multiples of $500,000 and in a minimum amount of $1,000,000), at the option of the Company, at 100% of the principal amount so prepaid plus interest thereon to the prepayment date and the Yield-Maintenance Amount, if any, with respect to each such Note. Any partial prepayment of a Series of the Notes pursuant to this paragraph 4C shall be applied in satisfaction of required payments of principal in inverse order of their scheduled due dates.

          4D.       NOTICE OF OPTIONAL PREPAYMENT. The Company shall give the
holder of each Note of a Series to be prepaid pursuant to paragraph 4C irrevocable written notice of such prepayment not less than 10 Business Days prior to the prepayment date, specifying such prepayment date, the aggregate principal amount of the Notes of such Series to be prepaid on such date, the principal amount of the Notes of such Series held by such holder to be prepaid on that date and that such prepayment is to be made pursuant to paragraph 4C. Notice of prepayment having been given as aforesaid, the principal amount of the Notes specified in such notice, together with interest thereon to the prepayment date and together with the Yield-Maintenance Amount, if any, herein provided, shall become due and payable on such prepayment date. The Company shall, on or before the day on which it gives written notice of any prepayment pursuant to paragraph 4C, give telephonic notice of the principal amount of the Notes to be prepaid and the prepayment date to each Significant Holder which shall have designated a recipient for such notices in the Purchaser Schedule attached hereto or the applicable Confirmation of Acceptance or by notice in writing to the Company.

          4E.       APPLICATION OF PREPAYMENTS. In the case of each prepayment of less than the entire unpaid principal amount of all outstanding Notes of any Series pursuant to paragraphs 4A, 4B or 4C, the amount to be prepaid shall be applied pro rata to all outstanding Notes of such Series (including, for the purpose of this paragraph 4E only, all Notes prepaid or otherwise retired or purchased or otherwise acquired by the Company or any of its Subsidiaries or Affiliates other than by prepayment pursuant to paragraph 4A, 4B or 4C) according to the respective unpaid principal amounts thereof.

          4F.       NO ACQUISITION OF NOTES. The Company shall not, and shall
not permit any of its Subsidiaries or Affiliates to, prepay or otherwise retire in whole or in part prior to their stated final maturity (other than by prepayment pursuant to paragraphs 4A, 4B or 4C, or upon acceleration of such final maturity pursuant to paragraph 7A), or purchase or otherwise acquire, directly or indirectly, Notes held by any holder. Any notes so prepaid or otherwise retired or purchased or otherwise acquired by the Company or any of its Subsidiaries or Affiliates shall not be deemed to be outstanding for any purpose under this Agreement, except as provided in paragraph 4E.

          5. AFFIRMATIVE COVENANTS. During the Issuance Period and so long thereafter as any Note is outstanding and unpaid, the Company covenants as follows:

          5A.       FINANCIAL STATEMENTS; NOTICE OF DEFAULTS. The Company
covenants that it will deliver to each Significant Holder in triplicate:

                    (i) as soon as practicable and in any event within 45 days after the end of each quarterly period (other than the last quarterly period) in each fiscal year consolidated statements of income, and cash flows and a consolidated statement of shareholders' equity of the Company and its Subsidiaries for the period from the beginning of the current fiscal year to the end of such quarterly period, and a consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarterly period, setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year, all in reasonable detail and certified by an authorized financial officer of the Company, subject to changes resulting from year-end adjustments; PROVIDED, HOWEVER, that delivery pursuant to clause (iii) below of copies of the Quarterly Report on Form 10-Q of the Company for such quarterly period filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this clause (i);

                    (ii) as soon as practicable and in any event within 90 days after the end of each fiscal year, consolidated statements of income and cash flows and a consolidated statement of shareholders' equity of the Company and its Subsidiaries for such year, and a consolidated balance sheet of the Company and its Subsidiaries as at the end of such year, setting forth in each case in comparative form corresponding consolidated figures from the preceding annual audit, all in reasonable detail and satisfactory in form to the Required Holder(s) and, reported on by independent public accountants of recognized national standing selected by the Company whose report shall be without limitation as to scope of the audit and satisfactory in substance to the Required Holder(s) PROVIDED, HOWEVER, that delivery pursuant to clause (iii) below of copies of the Annual Report on Form 10-K of the Company for such fiscal year filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this clause (ii);

                    (iii) promptly upon transmission thereof, copies of all such financial statements, proxy statements, notices and reports as it shall send to its public stockholders and copies of all registration statements (without exhibits) and all reports which it files with the Securities and Exchange Commission (or any governmental body or agency succeeding to the functions of the Securities and Exchange Commission); and

                    (iv) with reasonable promptness, such other information as such holder (which is not a Competitor) may reasonably request.

Together with each delivery of financial statements required by clauses (i) and
(ii) above, the Company will deliver to each Significant Holder an Officer's Certificate demonstrating (with computations in reasonable detail) compliance by the Company and its Subsidiaries with the provisions of paragraph 6 and stating that there exists no Event of Default or Default, or, if any Event of Default or Default exists, specifying the nature and period of existence thereof and what action the Company proposes to take with respect thereto.

                    The Company also covenants that immediately after any Responsible Officer obtains knowledge of an Event of Default or Default, it will deliver to each Significant Holder an Officer's Certificate specifying the nature and period of existence thereof and what action the Company proposes to take with respect thereto.

          5B.       INFORMATION REQUIRED BY RULE 144A. The Company covenants
that it will, upon the request of the holder of any Note, provide such holder, and any qualified institutional buyer designated by such holder, such financial and other information as such holder may reasonably determine to be necessary in order to permit compliance with the information requirements of Rule 144A under the Securities Act in connection with the resale of Notes, except at such times as the Company is subject to and in compliance with the reporting requirements of section 13 or 15(d) of the Exchange Act. For the purpose of this paragraph 5B, the term "QUALIFIED INSTITUTIONAL BUYER" shall have the meaning specified in Rule 144A under the Securities Act.

          5C.       INSPECTION OF PROPERTY. The Company covenants that it will permit any Person (which is not a Competitor) designated by any Significant Holder in writing, at such Significant Holder's expense, if no Default or Event of Default then exists (and at the Company's expense, if a Default or Event of Default then exists) to visit and inspect any of the properties of the Company and its Subsidiaries, to examine the corporate books and financial records of the Company and its Subsidiaries and make copies thereof or extracts therefrom and to discuss the affairs, finances and accounts of any of such corporations with the principal officers of the Company and, during the continuance of an Event of Default, its independent public accountants, all at such reasonable times and as often as such Significant Holder may reasonably request.

          5D.       COVENANT TO SECURE NOTES EQUALLY. The Company covenants
that, if it or any Subsidiary shall create or assume any Lien upon any of its property or assets, whether now owned or hereafter acquired, other than Liens permitted by the provisions of paragraph 6C(1) (unless prior written consent to the creation or assumption thereof shall have been obtained pursuant to paragraph 11C), it will make or cause to be made effective provision whereby the Notes will be secured by such Lien equally and ratably with any and all other Debt thereby secured so long as any such other Debt shall be so secured.

          5E.       COMPLIANCE WITH LAWS. The Company covenants that it shall, and shall cause each Subsidiary to, comply with all applicable laws, rules, regulations, decrees and orders of all federal, state, local or foreign courts or governmental agencies, authorities, instrumentalities or regulatory bodies the noncompliance with which could be reasonably expected to result in a material adverse effect on the business, assets, operations or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole.

          5F.       MAINTENANCE OF INSURANCE. The Company covenants that it and each Subsidiary will maintain, with financially sound and reputable insurers, insurance in such amounts and against such liabilities and hazards as customarily is maintained by the other companies operating similar businesses.

          6. NEGATIVE COVENANTS. During the Issuance Period and so long thereafter as any Note or other amount due hereunder is outstanding and unpaid, the Company covenants as follows:

         6A(1).     COVERAGE RATIO. The Company will not permit the ratio
(expressed as a percentage) of EBITDA to Fixed Charges for any rolling four consecutive fiscal quarter period to be less than (x) 185% at any time on or prior to June 30, 2000; and (y) 200% at any time thereafter.

          6A(2).    LEVERAGE RATIO. The Company will not permit the ratio
(expressed as a percentage) of Consolidated Funded Debt to Consolidated Gross Worth to exceed 50% at any time.

          6A(3).    TOTAL DEBT RATIO. The Company will not permit the ratio
(expressed as a percentage) of Total Debt to EBITDA to exceed 225% at any time. For purposes of this paragraph EBITDA shall be determined as of the end of the most recently ended fiscal quarter for the four consecutive fiscal quarter period then ended.

          6B.       MINIMUM CONSOLIDATED NET WORTH. The Company will not permit at any time Consolidated Net Worth to fall below $150,000,000 plus fifty percent (50%) of annual Consolidated Net Income (less 0% in the event of a loss) applied at the end of each fiscal year commencing with the fiscal year ending on December 31, 1999.

          6C.       LIEN,  DEBT AND  OTHER  RESTRICTIONS.  The  Company  will
not and will not permit any Subsidiary to:

          6C(1).    LIENS. Create, assume or suffer to exist any Lien upon any of its properties or assets, whether now owned or hereafter acquired (whether or not provision is made for the equal and ratable securing of the Notes in accordance with the provisions of paragraph 5D), EXCEPT:

                    (i) Liens for taxes, assessments or other governmental charges not yet due or which are being actively contested in good faith by appropriate proceedings,

                    (ii) Liens incidental to the conduct of its business or the ownership of its property and assets which were not incurred in connection with the borrowing of money or the obtaining of an advance or credit, and which do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business,

                    (iii) Liens on property or assets of a Subsidiary to secure obligations of such Subsidiary to the Company or to a Wholly-Owned Subsidiary,

                    (iv) Liens in existence on the date hereof and identified on Schedule 6C(1) hereto, and

                    (v) other Liens provided however that Priority Debt at no time exceeds 25% of Consolidated Net Worth;

          6C(2).    DEBT. Create, incur, assume or suffer to exist any Debt,
 EXCEPT:

                   (i) Debt of any Subsidiary owing to the Company or a Wholly-Owned Subsidiary, and

                   (ii) other Debt of the Company or Subsidiaries, so long as Priority Debt at no time exceeds 25% of Consolidated Net Worth;

         6C(3).    INTENTIONALLY OMITTED.

         6C(4).    MERGER AND  CONSOLIDATION.  Merge or consolidate  with or
into any other Person, EXCEPT that:

                   (i) any Subsidiary may merge or consolidate with or into the Company, PROVIDED that the Company is the continuing or surviving corporation,

                   (ii) any Subsidiary may merge or consolidate with or into any other Subsidiary (so long as any dilution of the Company's ownership interest in such Subsidiary resulting from such merger if treated as a sale of assets would be permitted by clause (iii) or (iv) of paragraph 6(5)) or Person which will constitute a Subsidiary after giving effect to such merger,

                   (iii) to the extent permitted by paragraph 6C(5), any Subsidiary may merge with any other Person (other than the Company) with such other Person being the continuing or surviving corporation, and

                   (iv) the Company may merge with any other solvent corporation, so long as the Company shall be the continuing or surviving corporation,

         PROVIDED that no Default or Event of Default exists or would exist immediately after giving effect to any such merger;

         6C(5).    TRANSFER OF ASSETS.  Transfer any of its assets EXCEPT
that:

                   (i) the Company and Subsidiaries may sell inventory and equipment in the ordinary course of business,

                   (ii) any Subsidiary may Transfer assets to the Company or (so long as permitted by clause (iii) or (iv) of this paragraph to the extent dilution of the Company's ownership interest in such Transferred assets will result from such Transfer) any other Subsidiary,

                   (iii) the Company or any Subsidiary may otherwise
         Transfer assets, PROVIDED that after giving effect thereto the assets so transferred pursuant to this clause (iii) for the prior four fiscal quarter period (x) shall not have contributed more than 10% of Consolidated Net Income (before extraordinary gains or losses) and (y) shall not have constituted more than 10% of Consolidated total assets, and

                   (iv) the Company or any Subsidiary may Transfer assets other than as set forth in the preceding clauses (i) through
         (iii) of this paragraph 6C(5), if the net proceeds from such Transfer are either (x) reinvested in productive assets utilized in existing business operations within 120 days of the Transfer and/or (y) dedicated to make an offer to make an optional prepayment of the Notes in accordance with paragraph 4C and the Company provides each holder of the Notes with an Officer's Certificate at least seven Business Days prior to such asset Transfer showing the intended means of compliance with this paragraph in reasonable detail.

         6C(6).    SALE OR DISCOUNT OF RECEIVABLES. Sell with recourse, or
discount or otherwise sell for less than the face value thereof, or subject to a Lien, any of its notes or accounts receivable other than receivables which are doubtful in accordance with generally accepted accounting principles;


         6C(7).    RELATED PARTY TRANSACTIONS. Directly or indirectly,
purchase, acquire or lease any property from, or sell, transfer or lease any property to, or otherwise deal with, in the ordinary course of business or otherwise, any Related Party; PROVIDED that the foregoing shall not prohibit transactions which are engaged in the ordinary course of business and are on terms demonstrably no less favorable to the Company or a Subsidiary (as the case may be) than would be available in an "arm's-length" transaction.

         7.        EVENTS OF DEFAULT.

         7A.       ACCELERATION. If any of the following events shall occur
and be continuing for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or otherwise):

                   (i) the Company defaults in the payment of any principal of, or Yield- Maintenance Amount payable with respect to, any Note when the same shall become due, either by the terms thereof or otherwise as herein provided; or

                   (ii) the Company defaults in the payment of any interest on any Note for more than 10 days after the date due; or

                   (iii) the Company or any Subsidiary defaults (whether as primary obligor or as guarantor or other surety) in any payment of principal of or interest on any other obligation for money borrowed (or any Capitalized Lease Obligation, any obligation under a conditional sale or other title retention agreement, any obligation issued or assumed as full or partial payment for property whether or not secured by a purchase money mortgage or any obligation under notes payable or drafts accepted representing extensions of credit) beyond any period of grace provided with respect thereto, or the Company or any Subsidiary fails to perform or observe any other agreement, term or condition contained in any agreement under which any such obligation is created (or if any other event thereunder or under any such agreement shall occur and be continuing) and the effect of such failure or other event is to cause, or to permit the holder or holders of such obligation (or a trustee on behalf of such holder or holders) to cause, such obligation to become due (or to be repurchased by the Company or any Subsidiary) prior to any stated maturity, PROVIDED that the aggregate amount of all obligations as to which such a payment default shall occur and be continuing or such a failure or other event causing or permitting acceleration (or resale to the Company or any Subsidiary) shall occur and be continuing exceeds $5,000,000; or

                   (iv) any representation or warranty made by the Company herein or by the Company or any of its officers in any writing furnished in connection with or pursuant to this Agreement shall be false in any material respect on the date as of which made; or

                   (v) the Company fails to perform or observe any agreement contained in paragraph 6; or

                   (vi) the Company fails to perform or observe any other agreement, term or condition contained herein and such failure shall not be remedied within 30 days after any Responsible Officer obtains actual knowledge thereof; or

                   (vii) the Company or any Material Subsidiary makes an assignment for the benefit of creditors; or

                   (viii) any decree or order for relief in respect of the Company or any Material Subsidiary is entered under any bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law, whether now or hereafter in effect (herein called the "BANKRUPTCY LAW"), of any jurisdiction; or

                   (ix) the Company or any Material Subsidiary petitions or applies to any tribunal for, or consents to, the appointment of, or taking possession by, a trustee, receiver, custodian, liquidator or similar official of the Company or any Material Subsidiary, or of any substantial part of the assets of the Company or any Material Subsidiary, or commences a voluntary case under the Bankruptcy Law of the United States or any proceedings (other than proceedings for the voluntary liquidation and dissolution of a Subsidiary) relating to the Company or any Material Subsidiary under the Bankruptcy Law of any other jurisdiction; or

                   (x) any such petition or application is filed, or any such proceedings are commenced, against the Company or any Material Subsidiary and the Company or such Material Subsidiary by any act indicates its approval thereof, consent thereto or acquiescence therein, or an order, judgment or decree is entered appointing any such trustee, receiver, custodian, liquidator or similar official, or approving the petition in any such proceedings, and such order, judgment or decree remains unstayed and in effect for more than 30 days; or

                   (xi) any order, judgment or decree is entered in any proceedings against the Company decreeing the dissolution of the Company and such order, judgment or decree remains unstayed and in effect for more than 60 days: or

                   (xii) any order, judgment or decree is entered in any proceedings against the Company or any Subsidiary decreeing a split-up of the Company or such Subsidiary which requires the divestiture of assets representing a substantial part, or the divestiture of the stock of a Subsidiary whose assets represent a substantial part, of the consolidated assets of the Company and its Subsidiaries (determined in accordance with generally accepted accounting principles) or which requires the divestiture of assets, or stock of a Subsidiary, which shall have contributed a substantial part of the consolidated net income of the Company and its Subsidiaries (determined in accordance with generally accepted accounting principles) for any of the three fiscal years then most recently ended, and such order, judgment or decree remains unstayed and in effect for more than 60 days; or

                   (xiii) one or more final judgments in an aggregate amount in excess of $5,000,000 is rendered against the Company or any Subsidiary and, within 60 days after entry thereof, any such judgment is not discharged or execution thereof stayed pending appeal, or within 60 days after the expiration of any such stay, such judgment is not discharged; or

                   (xiv) the Company or any ERISA Affiliate, in its capacity as an employer under a Multiemployer Plan, makes a complete or partial withdrawal from such Multiemployer Plan resulting in the incurrence by such withdrawing employer of a withdrawal liability in an amount exceeding $5,000,000;

then (a) if such event is an Event of Default specified in clause (i) or (ii) of this paragraph 7A, any holder of any Note may at its option during the continuance of such Event of Default, by notice in writing to the Company, declare all of the Notes held by such holder to be, and all of the Notes held by such holder shall thereupon be and become, immediately due and payable at par together with interest accrued thereon, without presentment, demand, protest or notice of any kind, all of which are hereby waived by the Company, (b) if such event is an Event of Default specified in clause (viii), (ix) or (x) of this paragraph 7A with respect to the Company, all of the Notes at the time outstanding shall automatically become immediately due and payable together with interest accrued thereon and together with the Yield-Maintenance Amount, if any, with respect to each Note, without presentment, demand, protest or notice of any kind, all of which are hereby waived by the Company, and (c) with respect to any event constituting an Event of Default, the Required Holder(s) of the Notes of any Series may at its or their option during the continuance of such Event of Default, by notice in writing to the Company, declare all of the Notes of such Series to be, and all of the Notes of such Series shall thereupon be and become, immediately due and payable together with interest accrued thereon and together with the Yield-Maintenance Amount, if any, with respect to each Note of such Series, without presentment, demand, protest or notice of any kind, all of which are hereby waived by the Company.

         7B.       RESCISSION OF ACCELERATION. At any time after any or all
of the Notes of any Series shall have been declared immediately due and payable pursuant to paragraph 7A, the Required Holder(s) of the Notes of such Series may, by notice in writing to the Company, rescind and annul such declaration and its consequences if (i) the Company shall have paid all overdue interest on the Notes of such Series, the principal of and Yield-Maintenance Amount, if any, payable with respect to any Notes of such Series which have become due otherwise than by reason of such declaration, and interest on such overdue interest and overdue principal and Yield-Maintenance Amount at the rate specified in the Notes of such Series,
(ii) the Company shall not have paid any amounts which have become due solely by reason of such declaration, (iii) all Events of Default and Defaults, other than non-payment of amounts which have become due solely by reason of such declaration, shall have been cured or waived pursuant to paragraph 11C, and (iv) no judgment or decree shall have been entered for the payment of any amounts due pursuant to the Notes of such Series or this Agreement. No such rescission or annulment shall extend to or affect any subsequent Event of Default or Default or impair any right arising therefrom.

         7C.       NOTICE OF ACCELERATION OR RESCISSION. Whenever any Note
shall be declared immediately due and payable pursuant to paragraph 7A or any such declaration shall be rescinded and annulled pursuant to paragraph 7B, the Company shall forthwith give written notice thereof to the holder of each Note of each Series at the time outstanding.

         7D.       OTHER REMEDIES. If any Event of Default or Default shall
occur and be continuing, the holder of any Note may proceed to protect and enforce its rights under this Agreement and such Note by exercising such remedies as are available to such holder in respect thereof under applicable law, either by suit in equity or by action at law, or both, whether for specific performance of any covenant or other agreement contained in this Agreement or in aid of the exercise of any power granted in this Agreement. No remedy conferred in this Agreement upon the holder of any Note is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy conferred herein or now or hereafter existing at law or in equity or by statute or otherwise.

         8. REPRESENTATIONS, COVENANTS AND WARRANTIES. The Company represents, covenants and warrants as follows (all references to "Subsidiary" and "Subsidiaries" in this paragraph 8 shall be deemed omitted if the Company has no Subsidiaries at the time the representations herein are made or repeated):

         8A.       ORGANIZATION; SUBSIDIARY PREFERRED STOCK. The Company is a
corporation duly organized and existing in good standing under the laws of the State of Delaware, each Subsidiary is duly organized and existing in good standing under the laws of the jurisdiction in which it is incorporated, and the Company has and each Subsidiary has the corporate power to own its respective property and to carry on its respective business as now being conducted. No subsidiary has outstanding any shares of stock of a class which has priority over any other class as to dividends or in liquidation.

         8B.       FINANCIAL STATEMENTS. The Company has furnished each
Purchaser of any Note with the following financial statements, identified by a principal financial officer of the Company: (i) a consolidated balance sheet of the Company and its Subsidiaries as at December 31 in each of the three fiscal years of the Company most recently completed prior to the date as of which this representation is made or repeated to such Purchaser (other than fiscal years completed within 90 days prior to such date for which audited financial statements have not been released) and consolidated statements of income and cash flows and a consolidated statement of shareholders' equity of the Company and its Subsidiaries for each such year, all reported on by Deloitte and Touche L.L.P. and (ii) consolidated balance sheet of the Company and its Subsidiaries as at the end of the quarterly period (if any) most recently completed prior to such date and after the end of such fiscal year (other than quarterly periods completed within 60 days prior to such date for which financial statements have not been released) and the comparable quarterly period in the preceding fiscal year and consolidated statements of income and cash flows and a consolidated statement of shareholders' equity for the periods from the beginning of the fiscal years in which such quarterly periods are included to the end of such quarterly periods, prepared by the Company. Such financial statements (including any related schedules and/or notes) (subject, as to interim statements, to changes resulting from audits and year-end adjustments), have been prepared in all material respects in accordance with generally accepted accounting principles consistently followed throughout the periods involved. The balance sheets fairly present in all material respects the consolidated condition of the Company and its Subsidiaries as at the dates thereof, and the statements of income, stockholders' equity and cash flows fairly present in all material respects the consolidated results of the operations of the Company and its Subsidiaries and their cash flows for the periods indicated in accordance with generally accepted accounting principles. There has been no material adverse change in the business, property or assets, condition (financial or otherwise), operations of the Company and its Subsidiaries taken as a whole since the end of the most recent fiscal year for which such audited financial statements have been furnished.

         8C.       ACTIONS PENDING. There is no action, suit, investigation or proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any properties or rights of the Company or any of its Subsidiaries, by or before any court, arbitrator or administrative or governmental body which could be reasonably expected to result in any material adverse change in the business, property or assets, condition (financial or otherwise) or operations of the Company and its Subsidiaries taken as a whole.

         8D.       OUTSTANDING DEBT. Neither the Company nor any of its
Subsidiaries has outstanding any Debt except as permitted by paragraph 6C(2). There exists no default under the provisions of any instrument evidencing such Debt or of any agreement relating thereto.

         8E.       TITLE TO PROPERTIES. The Company has and each of its
Subsidiaries has good and indefeasible title to its respective real properties (other than properties which it leases) and good title to all of its other respective properties and assets, including the properties and assets reflected in the most recent audited balance sheet referred to in paragraph 8B (other than properties and assets disposed of in the ordinary course of business), subject to no Lien of any kind except Liens permitted by paragraph 6C(1). All leases necessary in any material respect for the conduct of the respective businesses of the Company and its Subsidiaries are valid and subsisting and are in full force and effect.

         8F.       TAXES. The Company has and each of its Subsidiaries has
filed all federal, state and other income tax returns which, to the best knowledge of the officers of the Company and its Subsidiaries, are required to be filed, and each has paid all taxes as shown on such returns and on all assessments received by it to the extent that such taxes have become due, except such taxes as are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with generally accepted accounting principles.

         8G.       CONFLICTING AGREEMENTS AND OTHER MATTERS. Neither the
Company nor any of its Subsidiaries is a party to any contract or agreement or subject to any charter or other corporate restriction which materially and adversely affects the consolidated business, property or assets, condition (financial or otherwise) or operations of the Company and its Subsidiaries taken as a whole. Neither the execution nor delivery of this Agreement or the Notes, nor the offering, issuance and sale of the Notes, nor fulfillment of nor compliance with the terms and provisions hereof and of the Notes will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries pursuant to, the charter or by-laws of the Company or any of its Subsidiaries, any award of any arbitrator or any agreement (including any agreement with stockholders), instrument, order, judgment, decree, statute, law, rule or regulation to which the Company or any of its Subsidiaries is subject. Neither the Company nor any of its Subsidiaries is a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of the Company or such Subsidiary, any agreement relating thereto or any other contract or agreement (including its charter) which limits the amount of, or otherwise imposes restrictions on the incurring of, Debt of the Company of the type to be evidenced by the Notes except as set forth in the agreements listed in SCHEDULE 8G attached hereto (as such Schedule 8G may have been modified from time to time by written supplements thereto delivered by the Company and accepted in writing by Prudential).

         8H.       OFFERING OF NOTES. Neither the Company nor any agent
acting on its behalf has, directly or indirectly, offered the Notes or any similar security of the Company for sale to, or solicited any offers to buy the Notes or any similar security of the Company from, or otherwise approached or negotiated with respect thereto with, any Person other than institutional investors, and neither the Company nor any agent acting on its behalf has taken or will take any action which would subject the issuance or sale of the Notes to the provisions of Section 5 of the Securities Act or to the provisions of any securities or Blue Sky law of any applicable jurisdiction.

         8I.       USE OF PROCEEDS. The Company is not engaged principally,
or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying "margin stock" (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and the aggregate market value of all "margin stock" owned by the Company and its Subsidiaries does not exceed 25% of the aggregate value of the assets thereof, as determined by any reasonable method. Neither the Company nor any agent acting on its behalf has taken or will take any action which might cause this Agreement or the Notes to violate Regulation U, Regulation T or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Exchange Act, in each case as in effect now or as the same may hereafter be in effect.

         8J.       ERISA. No material accumulated funding deficiency (as
defined in section 302 of ERISA and section 412 of the Code), whether or not waived, exists with respect to any Plan (other than a Multiemployer Plan). No liability to the PBGC has been or is expected by the Company or any ERISA Affiliate to be incurred with respect to any Plan (other than a Multiemployer
Plan) by the Company, any Subsidiary or any ERISA Affiliate which is or would be materially adverse to the business, property or assets, condition (financial or otherwise) or operations of the Company and its Subsidiaries taken as a whole. Neither the Company, any Subsidiary nor any ERISA Affiliate has incurred or presently expects to incur any withdrawal liability under Title IV of ERISA with respect to any Multiemployer Plan which is or would be materially adverse to the business, property or assets, condition (financial or otherwise) or operations of the Company and its Subsidiaries taken as a whole. The execution and delivery of this Agreement and the issuance and sale of the Notes will be exempt from or will not involve any transaction which is subject to the prohibitions of section 406 of ERISA and will not involve any transaction in connection with which a penalty could be imposed under section 502(i) of ERISA or a tax could be imposed pursuant to section 4975 of the Code. The representation by the Company in the next preceding sentence is made in reliance upon and subject to the accuracy of the representation of each Purchaser in paragraph 9B as to the source of funds to be used by it to purchase any Notes.

         8K.       GOVERNMENTAL CONSENT. Neither the nature of the Company or of any Subsidiary, nor any of their respective businesses or properties, nor any relationship between the Company or any Subsidiary and any other Person, nor any circumstance in connection with the offering, issuance, sale or delivery of the Notes is such as to require any authorization, consent, approval, exemption or any action by or notice to or filing with any court or administrative or governmental body (other than routine filings after the Closing Day for any Notes with the Securities and Exchange Commission and/or state Blue Sky authorities) in connection with the execution and delivery of this Agreement, the offering, issuance, sale or delivery of the Notes or fulfillment of or compliance with the terms and provisions hereof or of the Notes.

         8L.       ENVIRONMENTAL COMPLIANCE. The Company and its Subsidiaries
and all of their respective properties and facilities have complied at all times and in all respects with all foreign, federal, state, local and regional statutes, laws, ordinances and judicial or administrative orders, judgments, rulings and regulations relating to protection of the environment EXCEPT, in any such case, where failure to comply would not result in a material adverse effect on the business, condition (financial or otherwise) or operations of the Company and its Subsidiaries taken as a whole.

         8M.       REGULATORY STATUS. Neither the Company nor any Subsidiary
is (i) an "Investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended, (ii) a "holding company" or a "subsidiary company" or an "affiliate" of a "holding company" or a "subsidiary company" of a "holding company", within the meaning of the Public Utility Act of 1935, as amended, or (iii) a "public utility" within the meaning of the Federal Power Act, as amended.

         8N.       SECTION 144A. The Notes are not of the same class as
securities, if any, of the Company listed on a national securities exchange registered under Section 6 of the Exchange Act or quoted in a U.S. automated inter-dealer quotation system.

         8O.       ABSENCE OF FINANCING STATEMENTS, ETC. Except with respect
to Liens permitted by paragraph 6C(1) hereof, there is no financing statement, security agreement, chattel mortgage, real estate mortgage or other document filed or recorded with any filing records, registry or other public office, that purports to cover, affect or give notice of any present or possible future Lien on, or security interest in, any assets or property of the Company or any of its Subsidiaries or any rights relating thereto.

         8P.       DISCLOSURE. Neither this Agreement nor any other document, certificate or statement furnished to any Purchaser by or on behalf of the Company in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading in light of the circumstances in which made. There is no fact peculiar to the Company or any of its Subsidiaries which materially adversely affects or in the future could be reasonably expected to (so far as the Company can now reasonably foresee) materially adversely affect the business, property or assets, condition (financial or otherwise) or operations of the Company and its Subsidiaries taken as a whole which has not been set forth in this Agreement.

         8Q.       YEAR 2000. The Company has reviewed the areas within its
business and operations which could be adversely affected by the "Year 2000 Problem" (that is, the risk that computer applications, as well as embedded microchips in non-computing devices, used by the Company may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any after December 31, 1999). The Company has developed or is developing programs to address its "Year 2000 Problem" on a timely basis. Based on such review and program, the Company reasonably believes based on current information that its "Year 2000 Problem" will not result in a material adverse effect on the business, property, assets, prospects, financial condition or operations of the Company and its Subsidiaries taken as a whole.

         8R.       HOSTILE  TENDER  OFFERS.  None of the  proceeds of the
sale of any Notes will be used to finance a Hostile Tender Offer.

         9.        REPRESENTATIONS OF THE PURCHASERS.

                   Each Purchaser represents as follows:

         9A.       NATURE OF PURCHASE. Such Purchaser is not acquiring the Notes purchased by it hereunder with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act, provided that the disposition of such Purchaser's property shall at all times be and remain within its control.

         9B.       SOURCE OF FUNDS. The source of the funds being used by such
Purchaser to pay the purchase price of the Notes being purchased by such Purchaser hereunder constitutes assets allocated to: (i) the "insurance company general account" of such Purchaser (as such term is defined under Section V of the United States Department of Labor's Prohibited Transaction Class Exemption ("PTCE") 95-60), and as of the date of the purchase of the Notes such Purchaser satisfies all of the applicable requirements for relief under Sections I and IV of PTCE 95-60, (ii) a separate account maintained by such Purchaser in which no employee benefit plan, other than employee benefit plans identified on a list which has been furnished by such Purchaser to the Company, participates to the extent of 10% or more or (iii) an investment fund, the assets of which do not include any assets of any employee benefit plan. For the purpose of this paragraph 9B, the terms "SEPARATE ACCOUNT" and "EMPLOYEE BENEFIT PLAN" shall have the respective meanings specified in section 3 of ERISA.

         10. DEFINITIONS; ACCOUNTING MATTERS. For the purpose of this Agreement, the terms defined in paragraphs 10A and 10B (or within the text of any other paragraph) shall have the respective meanings specified therein and all accounting matters shall be subject to determination as provided in paragraph 10C.

         10A.      YIELD-MAINTENANCE TERMS.

                   "CALLED PRINCIPAL" shall mean, with respect to any Note, the principal of such Note that is to be prepaid pursuant to paragraph 4C or is declared to be immediately due and payable pursuant to paragraph 7A, as the context requires.

                   "DISCOUNTED VALUE" shall mean, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (as converted to reflect the periodic basis on which interest on such Note is payable, if payable other than on a semi-annual basis) equal to the Reinvestment Yield with respect to such Called Principal.

                   "REINVESTMENT YIELD" shall mean, with respect to the Called Principal of any Note, the yield to maturity implied by (i) 0.50% over the yields reported, as of 10:00 A.M. (New York City local time) on the Business Day next preceding the Settlement Date with respect to such Called Principal, on the display designated as "Page 678" on the Telerate Service (or such other display as may replace page 678 on the Telerate Service) for actively traded U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or if such yields shall not be reported as of such time or the yields reported as of such time shall not be ascertainable, (ii) the Treasury Constant Maturity Series yields reported, for the latest day for which such yields shall have been so reported as of the Business Day next preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. Such implied yield shall be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between yields reported for various maturities.

                   "REMAINING AVERAGE LIFE" shall mean, with respect to the Called Principal of any Note, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) each Remaining Scheduled Payment of such Called Principal (but not of interest thereon) by (b) the number of years (calculated to the nearest one-twelfth year) which will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

                   "REMAINING SCHEDULED PAYMENTS" shall mean, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due on or after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date.

                   "SETTLEMENT DATE" shall mean, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to paragraph 4C or is declared to be immediately due and payable pursuant to paragraph 7A, as the context requires.

                   "YIELD-MAINTENANCE AMOUNT" shall mean, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Called Principal of such Note over the sum of (i) such Called Principal plus (ii) interest accrued thereon as of (including interest due on) the Settlement Date with respect to such Called Principal. The Yield-Maintenance Amount shall in no event be less than zero.

         10B.      OTHER TERMS.

                   "ACCEPTANCE" shall have the meaning specified in paragraph 2B(5).

                   "ACCEPTANCE DAY" shall have the meaning specified in paragraph 2B(5).

                   "ACCEPTANCE WINDOW" shall mean, with respect to any interest rate quote made by Prudential pursuant to paragraph 2B(4), the time period designated by Prudential during which the Company may elect to accept such interest rate quote as to not less than $5,000,000 in aggregate principal amount of Shelf Notes specified in the related Request for Purchase.

                   "ACCEPTED NOTE" shall have the meaning specified in paragraph 2B(5).

                   "AFFILIATE" shall mean (i) any Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person (except, with respect to the Company, a Subsidiary) and (ii) in the case of Prudential or any "Affiliate" of Prudential, any investment fund or vehicle for which Prudential or any Affiliate acts as investment advisor or portfolio manager. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

                   "AUTHORIZED OFFICER" shall mean (i) in the case of the Company, its chief executive officer, its chief financial officer, any vice president of the Company designated as an "Authorized Officer" of the Company in the Information Schedule attached hereto or any vice president of the Company designated as an "Authorized Officer" of the Company for the purpose of this Agreement in an Officer's Certificate executed by the Company's chief executive officer or chief financial officer and delivered to Prudential, and (ii) in the case of Prudential, any officer of Prudential designated as its "Authorized Officer" in the Information Schedule or any officer of Prudential designated as its "Authorized Officer" for the purpose of this Agreement in a certificate executed by one of its Authorized Officers. Any action taken under this Agreement on behalf of the Company by any individual who on or after the date of this

Agreement shall have been an Authorized Officer of the Company and whom Prudential in good faith believes to be an Authorized Officer of the Company at the time of such action shall be binding on the Company even though such individual shall have ceased to be an Authorized Officer of the Company, and any action taken under this Agreement on behalf of Prudential by any individual who on or after the date of this Agreement shall have been an Authorized Officer of Prudential and whom the Company in good faith believes to be an Authorized Officer of Prudential at the time of such action shall be binding on Prudential even though such individual shall have ceased to be an Authorized Officer of Prudential.

                   "AVAILABLE FACILITY AMOUNT" shall have the meaning specified in paragraph 2B(1).

                   "BANKRUPTCY LAW" shall have the meaning specified in clause (viii) of paragraph 7A.

                   "BUSINESS DAY" shall mean any day other than (i) a Saturday or a Sunday, (ii) a day on which commercial banks in New York City are required or authorized to be closed and (iii) for purposes of paragraph 2B(3) hereof only, a day on which The Prudential Insurance Company of America is not open for business.

                   "CANCELLATION DATE" shall have the meaning specified in paragraph 2B(8)(iv).

                   "CANCELLATION FEE" shall have the meaning specified in paragraph 2B(8)(iv).

                   "CAPITAL STOCK" shall mean as to any Person, all shares, interests, partnership interests, limited liability company interests, participations and other rights in, or other equivalents of, such Person's equity, and any rights, warrants, or options exchangeable for, or convertible into, such shares, interests, participations, rights or other equivalents.

                   "CAPITALIZED LEASE OBLIGATION" shall mean any rental obligation which, under generally accepted accounting principles, is or will be required to be capitalized on the books of the Company or any Subsidiary, taken at the amount thereof accounted for as indebtedness (net of interest expenses) in accordance with such principles.

                   "CLOSING DAY" shall mean, with respect to any Accepted Note, the Business Day specified for the closing of the purchase and sale of such Accepted Note in the Request for Purchase of such Accepted Note, PROVIDED that (i) if the Company and the Purchaser which is obligated to purchase such Accepted Note agree on an earlier Business Day for such closing, the "CLOSING DAY" for such Accepted Note shall be such earlier Business Day, and (ii) if the closing of the purchase and sale of such Accepted Note is rescheduled pursuant to paragraph 2B(7), the Closing Day for such Accepted Note, for all purposes of this Agreement except references to

"original Closing Day" in paragraph 2B(8)(iii), shall mean the Rescheduled Closing Day with respect to such Accepted Note.

                   "CODE" shall mean the Internal Revenue Code of 1986, as amended.

                   "COMPETITOR" shall mean and include any Person (other than Prudential or any Prudential Affiliate) engaged in any material respect in the fabricated structural metal, coating (galvanizing, painting or other commercially applied metal finishes) or irrigation industries in which the Company is engaged. Each holder and each Transferee may in good faith conclusively rely on a certificate of a proposed purchaser of the Note(s) addressed and delivered to the Company and such holder or Transferee to the effect that such proposed purchaser of the Note(s) is not a Competitor, provided that the Company has not, by written notice to such holder or Transferee delivered within five Business Days after the Company's receipt of such certificate, objected to such reliance on the grounds that the Company in good faith reasonably believes such proposed purchaser of the Note(s) is a Competitor.

                   "CONFIDENTIAL INFORMATION" shall mean any non-public or proprietary information delivered or made available by or on behalf of the Company or any Subsidiary to a Purchaser or a Transferee (as the case may be), including without limitation any non-public information obtained pursuant to paragraph 5A or 5C, in connection with or pursuant to this Agreement which is proprietary in nature, but in no event shall include information (i) which was publicly known or otherwise known to such Purchaser or Transferee (as the case may be) at the time of disclosure (except pursuant to disclosure in connection with this Agreement), (ii) which subsequently becomes publicly known through no act or omission by such Purchaser or Transferee (as the case may be), or (iii) which otherwise becomes known to such Purchaser or Transferee, other than through disclosure by the Company or from a Person obligated not to disclose under this Agreement.

                   "CONFIRMATION OF ACCEPTANCE" shall have the meaning specified in paragraph 2B(5).

                   "CONSOLIDATED" shall mean the consolidation of the accounts of the Company and its Subsidiaries in accordance with generally accepted accounting principles including principles of consolidation.

                   "CONSOLIDATED FUNDED DEBT" shall mean, as of any time of determination thereof, the Funded Debt of the Company and its Subsidiaries determined on a Consolidated basis in accordance with generally accepted accounting principles.

                   "CONSOLIDATED NET INCOME" shall mean, with respect to any period, the net income of the Company and its Subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles.

                    "CONSOLIDATED NET WORTH" shall mean, as of any time of determination thereof, the sum of (i) the par value (or value stated on the books of the Company) of the capital stock of all classes of the Company including paid-in-capital, plus (or minus in the case of a surplus deficit) (ii) the amount of the consolidated surplus, whether capital or earned, of the Company and its Subsidiaries after subtracting therefrom the aggregate of treasury stock and any other contra-equity accounts including, without limitation, minority interests; all determined in accordance with generally accepted accounting principles.

                   "CONSOLIDATED GROSS WORTH" shall mean, as of any time of determination thereof, the sum of Consolidated Net Worth and Consolidated Funded Debt.

                   "CURRENT DEBT" shall mean, with respect to any Person, all Indebtedness of such Person for borrowed money which by its terms or by the terms of any instrument or agreement relating thereto matures on demand or within one year from the date of the creation thereof and is not directly or indirectly renewable or extendible at the option of the debtor to a date more than one year from the date of the creation thereof, provided that Indebtedness for borrowed money outstanding under a revolving credit or similar agreement which obligates the lender or lenders to extend credit over a period of more than one year shall constitute Funded Debt and not Current Debt, even though such Indebtedness by its terms matures on demand or within one year from the date of the creation thereof.

                   "DEBT" shall mean Current Debt and Funded Debt.

                   "DELAYED DELIVERY FEE" shall have the meaning specified in paragraph 2B(8)(iii).

                   "EBITDA" for any period shall mean Consolidated Net Income plus, to the extent deducted in determining Consolidated Net Income for such period, without duplication, (i) interest expense, (ii) depreciation expense, (iii) amortization expense, and (iv) income tax expense.

                   "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

                   "ERISA AFFILIATE" shall mean any corporation which is a member of the same controlled group of corporations as the Company within the meaning of section 414(b) of the Code, or any trade or business which is under common control with the Company within the meaning of section 414(c) of the Code.

                   "EVENT OF DEFAULT" shall mean any of the events specified in paragraph 7A, provided that there has been satisfied any requirement in connection with such event for the giving of notice, or the lapse of time, or the happening of any further condition, event or act, and "DEFAULT" shall mean any of such events, whether or not any such requirement has been satisfied.

                   "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

                   "FACILITY" shall have the meaning specified in paragraph
2B(1).

                   "FIXED CHARGES" shall mean the sum, for the relevant period, of (a) consolidated interest expense of the Company and the Subsidiaries (including, without limitation, imputed interest expense on Capitalized Leases), PLUS (b) mandatory payment of the principal (or principal component, in the instance of Capitalized Leases) of the Company's and the Subsidiaries' consolidated interest-bearing debt (which term shall INCLUDE, without limitation, the Notes, any seller note, any discount note, and the principal component of Capitalized Leases, but shall EXCLUDE trade payables incurred in the ordinary course of business), PLUS (c) any Restricted Payments distributed in the form of cash or debt.

                   "FUNDED DEBT" shall mean with respect to any Person, all Indebtedness of such Person which by it terms or by the terms of any instrument or agreement relating thereto matures, or which is otherwise payable or unpaid, more than one year from, or is directly or indirectly renewable or extendible at the option of the debtor to a date more than one year (including an option of the debtor under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of more than one year) from, the date of the creation thereof, including all Indebtedness to any Person, to the extent such Indebtedness has not been reduced to zero for a period of sixty consecutive days (such period to be selected by the Company) for the four consecutive fiscal quarter period ended as of the date on which Funded Debt is to be determined.

                   "GUARANTEE" shall mean, with respect to any Person, any direct or indirect liability, contingent or otherwise, of such Person with respect to any indebtedness, lease, dividend or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business) or discounted or sold with recourse by such Person, or in respect of which such Person is otherwise directly or indirectly liable, including, without limitation, any such obligation in effect guaranteed by such Person through any agreement (contingent or otherwise) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain the solvency or any balance sheet or other financial condition of the obligor of such obligation, or to make payment for any products, materials or supplies or for any transportation or service, regardless of the non-delivery or non-furnishing thereof, in any such case if the purpose or intent of such agreement is to provide assurance that such obligation will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected against loss in respect thereof. The amount of any Guarantee shall be equal to the outstanding principal amount of the obligation guaranteed or such lesser amount to which the maximum exposure of the guarantor shall have been specifically limited.

                   "HEDGE TREASURY NOTE(S)" shall mean, with respect to any Accepted Note, the United States Treasury Note or Notes whose duration (as determined by Prudential) most closely matches the duration of such Accepted Note.

                   "HOSTILE TENDER OFFER" shall mean, with respect to the use of proceeds of any Note, any offer to purchase, or any purchase of, shares of capital stock of any corporation or equity interests in any other entity, or securities convertible into or representing the beneficial ownership of, or rights to acquire, any such shares or equity interests, if such shares, equity interests, securities or rights are of a class which is publicly traded on any securities exchange or in any over-the-counter market, other than purchases of such shares, equity interests, securities or rights representing less than 5% of the equity interests or beneficial ownership of such corporation or other entity for portfolio investment purposes, and such offer or purchase has not been duly approved by the board of directors of such corporation or the equivalent governing body of such other entity prior to the date on which the Company makes the Request for Purchase of such Note.

                   "INCLUDING" shall mean, unless the context clearly requires otherwise, "including without limitation".

                   "INDEBTEDNESS" shall mean, with respect to any Person, without duplication, (i) all items (excluding trade payables and accrued expenses incurred in the ordinary course of business, contingency reserves, reserves for deferred income taxes, employee retirement-related benefits, insurance and claims, and other non-borrowing long-term reserves, and other reserves to the extent that such reserves do not constitute an obligation) which in accordance with generally accepted accounting principles would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person as of the date on which Indebtedness is to be determined (including Capitalized Lease Obligations), (ii) all indebtedness secured by any Lien on any property or asset owned or held by such Person subject thereto, whether or not the indebtedness secured thereby shall have been assumed, and (iii) all indebtedness of others with respect to which such Person has become liable by way of Guarantee.

                   "INSTITUTIONAL INVESTOR" shall mean Prudential, Prudential Affiliates, any insurance company, bank, finance company, mutual fund, registered money or asset manager, savings and loan association, credit union, registered investment advisor, pension fund, investment company, licensed broker or dealer, "qualified institutional buyer" (as such term is defined under Rule 144A promulgated under the Securities Act, or any successor law, rule or regulation).

                   "ISSUANCE PERIOD" shall have the meaning specified in paragraph 2B(2).

                   "LIEN" shall mean any mortgage, pledge, security interest, encumbrance, lien (statutory or otherwise) or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction) or any other type of preferential arrangement for the purpose, or having the effect, of protecting a creditor against loss or securing the payment or performance of an obligation.

                   "MATERIAL SUBSIDIARY" shall mean any Subsidiary or group of Subsidiaries (i) whose assets constitute ten percent (10%) or more of the consolidated net assets the Company and its Subsidiaries or (ii) which has contributed more than ten percent (10%) of Consolidated Net Income for the most recently ended fiscal year.

                   "MULTIEMPLOYER PLAN" shall mean any Plan which is a "multiemployer plan" (as such term is defined in section 4001(a)(3) of ERISA.

                   "NOTES" shall have the meaning specified in paragraph 1B.

                   "OFFICER'S CERTIFICATE" shall mean a certificate signed in the name of the Company by an Authorized Officer of the Company.

                   "PERSON" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, a limited liability company, and a government or any department or agency thereof.

                   "PLAN" shall mean any employee pension benefit plan (as such term is defined in section 3 of ERISA) which is or has been established or maintained, or to which contributions are or have been made, by the Company or any ERISA Affiliate.

                   "PRIORITY DEBT" shall mean the sum of (i) Debt of the Company which is secured by a Lien and (ii) Debt of any Subsidiary (including, but not limited to, any Debt of a Subsidiary which consists of a Guarantee of Debt of the Company), excluding however Debt of Subsidiaries owing to the Company or any Wholly-Owned Subsidiary.

                   "PRUDENTIAL" shall mean The Prudential Insurance Company of America.

                   "PRUDENTIAL AFFILIATE" shall mean any Affiliate of Prudential.

                   "PURCHASERS" shall mean Prudential and/or the Prudential Affiliate(s), which are purchasing such Accepted Notes.

                   "RELATED PARTY" shall mean (i) any Significant
Stockholder, (ii) all persons to whom any Significant Stockholder is related by blood, adoption or marriage and (iii) all Affiliates of the foregoing Persons.

                   "REQUEST FOR PURCHASE" shall have the meaning specified in paragraph 2B(3).

                   "REQUIRED HOLDER(S)" shall mean the holder or holders of at least 51% of the aggregate principal amount of the Notes or of a Series of Notes, as the context may require, from time to time outstanding.

                   "RESCHEDULED CLOSING DAY" shall have the meaning specified in paragraph 2B(7).

                   "RESPONSIBLE OFFICER" shall mean the chief executive officer, chief operating officer, chief financial officer or chief accounting officer of the Company, general counsel of the Company or any other officer of the Company involved principally in its financial administration or its controllership function.

                   "RESTRICTED PAYMENTS" shall mean (i) any dividend on any shares of the capital stock of the Company or any Subsidiary (other than dividends payable solely in shares of capital stock) or any other distribution, direct or indirect, on account of shares of capital stock of the Company or any Subsidiary (other than distributions of capital stock of the Company), (ii) any redemption, purchase, retirement, sinking fund, or similar payment, or other acquisition, direct or indirect, of any shares of the capital stock of the Company or any Subsidiary, and (iii) in the event that the stock of the Company ceases to be publicly held, any loans, advances or any other payments of any character made by the Company or any Subsidiary to any holder of any shares of capital stock of the Company or any Subsidiary.

                   "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

                   "SERIES" shall have the meaning specified in paragraph 1B.

                   "SHELF NOTES" shall have the meaning specified in paragraph
1B.

                   "SIGNIFICANT HOLDER" shall mean (i) Prudential, so long as Prudential or any Prudential Affiliate shall hold (or be committed under this Agreement to purchase) any Note, and (ii) any other holder of at least 10% of the aggregate principal amount of the Notes from time to time outstanding.

                   "SIGNIFICANT STOCKHOLDER" shall mean and include any Person who owns, beneficially or of record, directly or indirectly, at any time during any year with respect to which a computation is being made, either individually or together with all persons to whom such Person is related by blood, adoption or marriage, 5% or more of the Voting Stock of the Company.

                   "STRUCTURING FEE" shall have the meaning specified in paragraph 2B(8)(i).

                   "SUBSIDIARY" shall mean, as to any Person, any corporation, association or other business entity in which such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such entity, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such Person or one or more if its Subsidiaries or such Person and one or more of its Subsidiaries (unless such partnership can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a "Subsidiary" is a reference to a Subsidiary of the Company.

                   "TOTAL DEBT" shall mean, as of any time of determination thereof, all Debt of the Company and its Subsidiaries, determined on a Consolidated basis in accordance with generally accepted accounting principles.

                   "TRANSFER" shall mean, with respect to any item, the sale, exchange, conveyance, lease, transfer or other disposition of such item.

                   "TRANSFEREE" shall mean any direct or indirect transferee of all or any part of any Note purchased by any Purchaser under this Agreement.

                   "VOTING STOCK" shall mean, with respect to any corporation, any shares of stock of such corporation whose holders are entitled under ordinary circumstances to vote for the election of directors of such corporation (irrespective of whether at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

                   "WHOLLY-OWNED SUBSIDIARY" shall mean any Subsidiary all of the stock of every class of which is, at the time as of which any determination is being made, owned by the Company either directly or through a wholly-owned Subsidiary.

         10C.      ACCOUNTING PRINCIPLES, TERMS AND DETERMINATIONS. All
references in this Agreement to "generally accepted accounting principles" shall be deemed to refer to generally accepted accounting principles in effect in the United States at the time of application thereof. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all unaudited financial statements and certificates and reports as to financial matters required to be furnished hereunder shall be prepared, in accordance with generally accepted accounting principles applied on a basis consistent with the most recent audited financial statements delivered pursuant to clause (ii) of paragraph 5A or, if no such statements have been so delivered, the most recent audited financial statements referred to in clause (i) of paragraph 8B. Any reference herein to any specific law, statute, rule or regulation shall refer to such law, statute, rule or regulation as the same may be may be modified, amended or replaced from time to time.

         11.       MISCELLANEOUS.

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

         11A.      NOTE PAYMENTS. The Company agrees that, so long as any
Purchaser shall hold any Note, it will make payments of principal of, interest on, and any Yield-Maintenance Amount payable with respect to, such Note, which comply with the terms of this Agreement, by wire transfer of immediately available funds for credit (not later than 12:00 noon, New York City local time, on the date due) to (i) the account or accounts of such Purchaser specified in the Purchaser Schedule attached hereto in the case of any Series A Note, (ii) the account or accounts of such Purchaser specified in the Confirmation of Acceptance with respect to such Note in the case of any Shelf Note or (iii) such other account or accounts in the United States as such Purchaser may from time to time designate in writing, notwithstanding any contrary provision herein or in any Note with respect to the place of payment. Each Purchaser agrees that, before disposing of any Note, it will make a notation thereon (or on a schedule attached thereto) of all principal payments previously made thereon and of the date to which interest thereon has been paid. The Company agrees to afford the benefits of this paragraph 11A to any Transferee which shall have made the same agreement as the Purchasers have made in this paragraph 11A.

         11B.      EXPENSES. The Company agrees, whether or not the
transactions contemplated hereby shall be consummated, to pay, and save Prudential, each Purchaser and any Transferee harmless against liability for the payment of, all out-of-pocket expenses arising in connection with such transactions, including (i) all document production and duplication charges and the fees and expenses of any special counsel engaged by the Purchasers or any Transferee in connection with this Agreement, the transactions contemplated hereby and any subsequent proposed modification of, or proposed consent under, this Agreement, whether or not such proposed modification shall be effected or proposed consent granted, excluding, however, for purposes of this clause (i) expenses incurred by Prudential, any Purchaser or any Transferee in connection with a transfer of the Notes, and (ii) the costs and expenses, including attorneys' fees, incurred by any Purchaser or any Transferee in enforcing (or determining whether or how to enforce) any rights under this Agreement or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or the transactions contemplated hereby or by reason of any Purchaser's or any Transferee's having acquired any Note, including without limitation costs and expenses incurred in any bankruptcy case. The obligations of the Company under this paragraph 11B shall survive the transfer of any Note or portion thereof or interest therein by any Purchaser or any Transferee and the payment of any Note.

         11C. CONSENT TO AMENDMENTS. This Agreement may be amended, and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, if the Company shall obtain the written consent to such amendment, action or omission to act, of the Required Holder(s) of the Notes of each Series except that, (i) with the written consent of the holders of all Notes of a particular Series, and if an Event of Default shall have occurred and be continuing, of the holders of all Notes of all Series, at the time outstanding (and such written consents), the Notes of such Series may be amended or the provisions thereof waived to change the maturity thereof, to change or affect the principal thereof, or to change or affect the rate or time of payment of interest on or any Yield-Maintenance Amount payable with respect to the Notes of such Series, (ii) without the written consent of the holder or holders of all

Notes at the time outstanding, no amendment to or waiver of the provisions of this Agreement shall change or affect the provisions of paragraph 7A or this paragraph 11C insofar as such provisions relate to proportions of the principal amount of the Notes of any Series, or the rights of any individual holder of Notes, required with respect to any declaration of Notes to be due and payable or with respect to any consent, amendment, waiver or declaration, (iii) with the written consent of Prudential (and without the consent of any other holder of the Notes) the provisions of paragraph 2B may be amended or waived (except insofar as any such amendment or waiver would affect any rights or obligations with respect to the purchase and sale of Notes which shall have become Accepted Notes prior to such amendment or waiver), and (iv) with the written consent of all of the Purchasers which shall have become obligated to purchase Accepted Notes of any Series (and not without the written consent of all such Purchasers), any of the provisions of paragraphs 2B and 3 may be amended or waived insofar as such amendment or waiver would affect only rights or obligations with respect to the purchase and sale of the Accepted Notes of such Series or the terms and provisions of such Accepted Notes. Each holder of any Note at the time or thereafter outstanding shall be bound by any consent authorized by this paragraph 11C, whether or not such Note shall have been marked to indicate such consent, but any Notes issued thereafter may bear a notation referring to any such consent. No course of dealing between the Company and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note. As used herein and in the Notes, the term "THIS AGREEMENT" and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

         11D.      FORM, REGISTRATION, TRANSFER AND EXCHANGE OF NOTES; LOST
NOTES. The Notes are issuable as registered notes without coupons in denominations of at least $1,000,000, except as may be necessary to reflect any principal amount not evenly divisible by $1,000,000. The Company shall keep at its principal office a register in which the Company shall provide for the registration of Notes and of transfers of Notes. Upon surrender for registration of transfer of any Note at the principal office of the Company, the Company shall, at its expense, execute and deliver one or more new Notes of like tenor and of a like aggregate principal amount, registered in the name of such transferee or transferees. At the option of the holder of any Note, such Note may be exchanged for other Notes of like tenor and of any authorized denominations, of a like aggregate principal amount, upon surrender of the Note to be exchanged at the principal office of the Company. Whenever any Notes are so surrendered for exchange, the Company shall, at its expense, execute and deliver the Notes which the holder making the exchange is entitled to receive. Each prepayment of principal payable on each prepayment date upon each new Note issued upon any such transfer or exchange shall be in the same proportion to the unpaid principal amount of such new Note as the prepayment of principal payable on such date on the Note surrendered for registration of transfer or exchange bore to the unpaid principal amount of such Note. No reference need be made in any such new Note to any prepayment or prepayments of principal previously due and paid upon the Note surrendered for registration of transfer or exchange. Every Note surrendered for registration of transfer or exchange shall be duly endorsed, or be accompanied by a written instrument of transfer duly executed, by the holder of such Note or such holder's attorney duly authorized in writing. Any Note or Notes issued in exchange for any Note or upon transfer thereof shall carry the rights to unpaid interest and interest to accrue which were carried by the Note so exchanged or transferred, so that neither gain nor loss of interest shall result from any such transfer or exchange. Upon receipt of written notice from the holder of any Note of the loss, theft, destruction or mutilation of such Note and, in the case of any such loss, theft or destruction, upon receipt of such holder's unsecured indemnity agreement, or in the case of any such mutilation upon surrender and cancellation of such Note, the Company will make and deliver a new Note, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Note.

         11E.      PERSONS DEEMED OWNERS; PARTICIPATIONS. Prior to due
presentment for registration of transfer, the Company may treat the Person in whose name any Note is registered as the owner and holder of such Note for the purpose of receiving payment of principal of and interest on, and any Yield-Maintenance Amount payable with respect to, such Note and for all other purposes whatsoever, whether or not such Note shall be overdue, and the Company shall not be affected by notice to the contrary. Subject to the preceding sentence, the holder of any Note may from time to time grant participations in all or any part of such Note to any Person on such terms and conditions as may be determined by such holder in its sole and absolute discretion; provided that holders of participations shall not be deemed holders of the Notes.

         11F.      SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE
AGREEMENT. All representations and warranties contained herein or made in writing by or on behalf of the Company in connection herewith shall survive the execution and delivery of this Agreement and the Notes, the transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any Transferee, regardless of any investigation made at any time by or on behalf of any Purchaser or any Transferee. Subject to the preceding sentence, this Agreement and the Notes embody the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter.

         11G.      SUCCESSORS AND ASSIGNS. All covenants and other agreements in this Agreement contained by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto (including, without limitation, any Transferee) whether so expressed or not.

         11H.      INDEPENDENCE OF COVENANTS. All covenants hereunder shall
be given independent effect so that if a particular action or condition is prohibited by any one of such covenants, the fact that it would be permitted by an exception to, or otherwise be in compliance within the limitations of, another covenant shall not avoid (i) the occurrence of a Default or Event of Default if such action is taken or such condition exists or (ii) in any way prejudice an attempt by the holder of any Note to prohibit through equitable action or otherwise the taking of any action by the Company or any Subsidiary which would result in a Default or Event of Default.

         11I.      NOTICES. All written communications provided for hereunder
(other than communications provided for under paragraph 2) shall be sent by first class mail or nationwide overnight delivery service (with charges prepaid) and (i) if to any Purchaser, addressed as specified for such communications in the Purchaser Schedule attached to the applicable Confirmation of Acceptance or at such other address as any such Purchaser shall have specified to the Company in writing, (ii) if to any other holder of any Note, addressed to it at such address as it shall have specified in writing to the Company or, if any such holder shall not have so specified an address, then addressed to such holder in care of the last holder of such Note which shall have so specified an address to the Company and (iii) if to the Company, addressed to it at 6000 Valmont Plaza, Omaha, Nebraska 68154, Attention: Chief Financial Officer, PROVIDED, HOWEVER, that any such communication to the Company may also, at the option of the Person sending such communication, be delivered by any other means either to the Company at its address specified above or to any Authorized Officer of the Company. Any communication pursuant to paragraph 2 shall be made by the method specified for such communication in paragraph 2, and shall be effective to create any rights or obligations under this Agreement only if, in the case of a telephone communication, an Authorized Officer of the party conveying the information and of the party receiving the information are parties to the telephone call, and in the case of a telecopier communication, the communication is signed by an Authorized Officer of the party conveying the information, addressed to the attention of an Authorized Officer of the party receiving the information, and in fact received at the telecopier terminal the number of which is listed for the party receiving the communication in the Information Schedule or at such other telecopier terminal as the party receiving the information shall have specified in writing to the party sending such information.

         11J.      PAYMENTS DUE ON NON-BUSINESS DAYS. Anything in this
Agreement or the Notes to the contrary notwithstanding, any payment of principal of or interest on, or Yield-Maintenance Amount payable with respect to, any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day. If the date for any payment is extended to the next succeeding Business Day by reason of the preceding sentence, the period of such extension shall not be included in the computation of the interest payable on such Business Day.

         11K.      SEVERABILITY. Any provision of this Agreement which is
prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         11L.      DESCRIPTIVE HEADINGS. The descriptive headings of the
several paragraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

         11M.      SATISFACTION REQUIREMENT. If any agreement, certificate or other writing, or any action taken or to be taken, is by the terms of this Agreement required to be satisfactory to any Purchaser, to any holder of Notes or to the Required Holder(s), the determination of such satisfaction shall be made by such Purchaser, such holder or the Required Holder(s), as the case may be, in the sole and exclusive judgment (exercised in good faith) of the Person or Persons making such determination.

         11N.      GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED AND
ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE INTERNAL LAW OF THE STATE OF ILLINOIS.

         11O.      SEVERALTY OF OBLIGATIONS. The sales of Notes to the
Purchasers are to be several sales, and the obligations of Prudential and the Purchasers under this Agreement are several obligations. No failure by Prudential or any Purchaser to perform its obligations under this Agreement shall relieve any other Purchaser or the Company of any of its obligations hereunder, and neither Prudential nor any Purchaser shall be responsible for the obligations of, or any action taken or omitted by, any other such Person hereunder.

         11P.      COUNTERPARTS.  This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

         11Q.      CONFIDENTIALITY PROVISIONS. Each Purchaser (and each
Transferee by its acceptance of an interest in any Note) agrees, so long as no Event of Default has occurred and continued for a period of one hundred eighty days under paragraphs 7A(i), (ii), (viii), (ix) or (x), that it will use its best efforts to hold in confidence and not disclose any Confidential Information without the prior written consent of the Company which consent shall not be unreasonably denied; provided, however, that nothing contained herein shall prevent the holder of any Note from delivering copies of any financial statements and other documents delivered to such holder, and disclosing any other information disclosed to such holder, by the Company or any Subsidiary in connection with or pursuant to this Agreement to (i) such holder's directors, officers, employees, agents and professional consultants,
(ii) any other holder of any Note, (iii) any Institutional Investor to which such holder offers to sell such Note or any part thereof, (iv) any Institutional Investor to which such holder sells or offers to sell a participation in all or any part of such Note, (v) any Institutional Investor from which such holder offers to purchase any security of the Company, (vi) any federal or state regulatory authority having jurisdiction over such holder, (vii) the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency or (viii) any other Person which is not a Competitor to which such delivery or disclosure may be reasonably necessary or appropriate (a) in compliance with any law, rule, regulation or order applicable to such holder, (b) in response to any subpoena or other legal process or investigative demand, (c) in connection with any litigation in connection with this Agreement to which such holder is a party or (d) in order to protect such holder's investment and enforce the rights of such holder under this Agreement; and provided further that after notice to the Company the holders of the Notes shall be free to correct any false or misleading information which may become public concerning their relationship to the Company or any of its Subsidiaries. For purposes of this Agreement, each Purchaser and each Transferee may in good faith conclusively rely on a certificate of a proposed purchaser of the Note(s) addressed and delivered to the Company and such Purchaser or Transferee to the effect that such proposed purchaser of the Note(s) is not a Competitor, provided that the Company has not, by written notice to such Purchaser or Transferee delivered within five Business Days after the Company's receipt of such certificate, objected to such reliance on the grounds that the Company in good faith reasonably believes such proposed purchaser of the Note(s) is a Competitor.

         11R.      TRANSFER RESTRICTIONS. Notwithstanding anything to the
contrary contained herein, so long as no Event of Default under paragraphs 7A(i), (ii), (viii), (ix) or (x) has occurred and continued for a period of one hundred eighty days each Purchaser and Transferee hereby agrees that it will not transfer or sell any participation in any Note to a Competitor or any other Person which is not an Institutional Investor.

         11S.      BINDING AGREEMENT. When this Agreement is executed and
delivered by the Company and Prudential, it shall become a binding agreement between the Company and Prudential. This Agreement shall also inure to and each such Purchaser shall be bound by this Agreement to the extent provided in such Confirmation of Acceptance.

            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

         11T.      AMENDMENT OF EXISTING AGREEMENT. The covenants set forth in paragraphs 5 and 6 of the agreement dated as of February 1, 1994 (the "Existing Agreement") between the Company and Prudential shall be deemed amended in their entirety so as to read as set forth in paragraphs 5 and 6 of this Agreement, and defined terms and cross references used in paragraphs 5 and 6 of the Existing Agreement, as amended hereby, shall be deemed to have the meanings ascribed thereto in, and to refer to paragraphs in, this Agreement. Notwithstanding the above amendment, any reference to a "Note" or "Notes" in the Existing Agreement, as amended hereby, shall mean a "Note" or the "Notes" issued under the Existing Agreement. No termination of this Agreement in whole or in part or any modification hereof, shall affect the continued applicability of such paragraph as incorporated into the Existing Agreement.

                                                Very truly yours,

                                                VALMONT INDUSTRIES, INC.

                                                By: /s/ Terry McClain
                                                    --------------------------

                                                Name:    Terry McClain
                                                Title:   Sr. VP & CFO


The foregoing Agreement is hereby accepted as of the date first above written.

THE PRUDENTIAL INSURANCE
   COMPANY OF AMERICA

By: /s/ P. Scott Von Fischer
    ------------------------
        Vice President